Exhibit 99.1

PREIT Successfully Achieves Extension of Credit Facilities

Asset Values Documented in Connection with Credit Facilities Extension

Acknowledge Substantial Portfolio Transformation

PHILADELPHIA, December 8, 2022 – PREIT (NYSE: PEI), today, announced meaningful balance sheet improvements through successfully extending its Credit Facilities.

PREIT is pleased to announce that it has successfully met all of the requirements to exercise the one-year extension of its first and second lien Credit Facilities and has concluded the extension process. The required conditions to extend the Credit Facilities have all been satisfied and supporting documentation submitted to the lender group. As it relates to satisfaction of the conditions, the Company:

•	Significantly exceeded the Minimum Liquidity requirement of $35 million;

•	Achieved Corporate Debt Yield well above 8% minimum requirement; and

•	Demonstrated a loan-to-value ratio well below 105% for the properties securing the Credit Facilities.

The Credit Facilities’ extended maturity date is December 10, 2023.

Year-to-date, the Company has sold assets generating over $110 million in gross proceeds and has applied asset sale proceeds and excess cash from operations to pay down debt by $148 million through October 31, 2022.

“We are pleased to have surpassed all of the requirements to successfully extend the maturity date on our Credit Facilities,” said Joseph F. Coradino, Chairman and CEO of PREIT. “Having executed on asset sales and improved operations to retain excess cash, we have successfully paid down debt. As a result of these initiatives, we believe our balance sheet is in a significantly improved position with continued improvement remaining a top priority.”

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties developed to be thoughtful, community-centric hubs. PREIT’s robust portfolio of carefully curated, ever-evolving properties generates success for its tenants and meaningful impact for the communities it serves by keenly focusing on five core areas of established and emerging opportunity: multi-family & hotel, health & tech, retail, essentials & grocery and experiential. Located primarily in densely-populated regions, PREIT is a top operator of high quality, purposeful places that serve as one-stop destinations for customers to shop, dine, play and stay. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of strategies we may employ to address our liquidity and capital resources in the future, our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including bankruptcies, consolidation and store closings, particularly among anchor tenants; current economic conditions, including consumer confidence and spending levels and supply chain challenges and the impact of the COVID-19 pandemic and the public health and governmental response as well as the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; social unrest and acts of vandalism and violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; the frequency, severity and impact of extreme weather events at or near our properties; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Contact:

Heather Crowell

heather@gregoryfca.com

preit@gregoryfca.com